 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 14, 2011

 American Realty Capital Healthcare Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169075	27-3306391

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 14, 2011, American Realty Capital Healthcare Trust, Inc. (the “Company”) through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a portfolio of twelve healthcare facilities located in six states.  The healthcare facilities consist of three rehabilitation hospitals, two ambulatory surgery center/medical office buildings, two hospital/medical office buildings, three post-acute care rehabilitation facilities, one long term acute care hospital, and one medical office building that total approximately 765,000 square feet.  The real estate developer and seller of the property is an unaffiliated third party.

Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition is subject to its satisfactory completion of a due diligence review of the property in addition to other customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchases of each property in the portfolio, there can be no assurance that we will acquire the properties. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the portfolio is $257.5 million. Pursuant to the terms of the purchase and sale agreement, we deposited $3.0 million in escrow immediately following signing. Such deposit will be credited pro rata towards each property in the portfolio to be acquired and is refundable upon termination of the purchase and sale agreement on or prior to the end of the applicable due diligence period. The Company intends to fund fifty percent of the purchase price with proceeds from its ongoing initial public offering and the remaining fifty percent with a first mortgage loan from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

The portfolio is approximately 93% leased to 49 tenants.  Approximately 16.0% of the tenants, based upon occupied square feet, have lease expirations prior to December 31, 2016. Nearly 45% of the tenants have lease terms expiring more than ten years from projected closings.

Two of the assets within the portfolio are currently under construction with fully executed leases to the respective tenants.  The Company anticipates that that construction on the two assets will be completed with tenants in occupancy between June 2012 and September 2012, at which time the closing may occur.  The remaining ten assets were constructed or renovated between 2005 and 2011.

The Company expects to close on the acquisition in four tranches.  The first closing in August 2011 for $61.8 million, the second closing in October 2011 for $59.3 million, the third closing in December 2011 for $45.8 million and the fourth closing in February 2012 for $90.5 million (subject to completion of the two aforementioned assets under construction).

Item 8.01.   Other Events.

On July 18, 2011, the Company issued a press release attached hereto as Exhibit 99.1 announcing its entry into a purchase and sale agreement to acquire a portfolio of twelve healthcare facilities located in six states.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated July 18, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: July 20, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and
Chairman of the Board of Directors